Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

19 November 2014

Commissioners:

We have read the statements made by Nord Anglia Education, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Nord Anglia Education, Inc. dated 19 November 2014. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, Donington Court, Pegasus Business Park, Castle Donington, East Midlands, DE74 2UZ

2UZ

T: +44 (0) 1509 604000, F: +44 (0) 1509 604010, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525.  The registered office of

PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH.  PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.

Item 16F.        Change in Registrant’s Certifying Accountant

(a)(1) Previous independent registered public accounting firm.

(i)    On July 11, 2014, we dismissed PricewaterhouseCoopers LLP, which is based in the UK, as our independent registered public accounting firm.

(ii)   The reports of PricewaterhouseCoopers LLP on the financial statements for the fiscal years ended August 31, 2013 and 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)   Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm.

(iv)   During the fiscal years ended August 31, 2013 and 2012 and the subsequent interim period through July 11, 2014, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.

(v)    During the fiscal years ended August 31, 2013 and 2012 and the subsequent interim period through July 11, 2014, there were no “reportable events” (as defined in Item 16F(a)(1)(v) of Form 20-F).

(2)    New independent registered public accounting firm.

We engaged PricewaterhouseCoopers Limited, which is based in Hong Kong, as our new independent registered public accounting firm as of July 11, 2014. During the fiscal years ended August 31, 2013 and 2012 and the subsequent interim period through July 11, 2014, we did not consult with PricewaterhouseCoopers Limited regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report nor oral advice was provided us that PricewaterhouseCoopers Limited concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions thereto, or a “reportable event”, as that term is defined in Item 16F(a)(1)(v) of Form 20-F.

(3)    We have requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 19, 2014, is filed as Exhibit 16 to this Form 20-F.

(b)    Not applicable.